UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 9, 2020

CSI COMPRESSCO LP

(Exact Name of Registrant as Specified in Charter)

Delaware	1-35195	94-3450907
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

24955 Interstate 45 North, The Woodlands, Texas 77380

(Address of Principal Executive Offices, and Zip Code)

(281) 367-1983

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units Representing Limited Partnership Interests	CCLP	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2020, Levent Caglar resigned from his position as Vice President, North America Sales, Compression Services of CSI Compressco GP Inc. (the “General Partner”), the general partner of CSI Compressco LP (the “Partnership”).  Mr. Caglar will remain an employee of the General Partner for a brief period of time to transition his responsibilities to his successor.

In connection with his resignation, Mr. Caglar and the Company have entered into a Separation and Release Agreement (the "Separation Agreement") dated January 10, 2020 pursuant to which Mr. Caglar will remain employed by the Company and provide transition services through February 24, 2020.  The Separation Agreement contains a confidentiality provision and imposes other covenants and obligations on Mr. Caglar that are applicable before and after his effective separation date. In addition, subject to the terms and conditions set forth in the Separation Agreement, including Mr. Caglar’s execution and delivery of release agreements and compliance with certain covenants and obligations, Mr. Caglar will receive payments totaling up to $220,500, no later than July 3, 2020 (the “Separation Payments”). Mr. Caglar will also receive continued contributions from the Company for a portion of the premiums that would otherwise be required from Mr. Caglar to continue to receive coverage for medical, prescription, and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period ending on the date that is two (2) months following his effective separation date.  In the event Mr. Caglar does not comply with certain ongoing covenants and obligations, the Company will not be required to pay him the Separation Payments or, to the extent such payments have been made, Mr. Caglar will be required to repay any such Separation Payments to the Company. The Separation Agreement includes a general release and contemplates the execution of a subsequent release agreement by Mr. Caglar upon the conclusion of his employment.

The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which will be filed as an Exhibit to the Partnership’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2020.

Item 7.01. Regulation FD Disclosures.

On January 10, 2020, Matthew B. Pitcock was appointed Vice President North America Sales, Compression Services of the General Partner as successor to Mr. Caglar. Mr. Pitcock, 37, previously served as a Regional Sales Manager for the Permian Basin, the Partnership’s largest area of assets, revenue generation and customer concentration. Mr. Pitcock returned to work for the General Partner in 2014 after serving for two years as a Category Management Advisor (Compression) at Devon Energy.   In 2006, Mr. Pitcock joined the Account Manager Training Program of Compressor Systems Inc., which was acquired by the Partnership in 2014.  He continued to serve in several sales leadership roles with increasing responsibilities for Compressor Systems through 2012.  Mr. Pitcock received his B.B.A. in Management from Angelo State University in 2004 and his M.B.A from Oklahoma Christian University in 2012.

The information furnished in this Item 7.01 to this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSI Compressco LP

By:	CSI Compressco GP Inc.,
its general partner

By:	/s/ Bass C. Wallace, Jr.
Bass C. Wallace, Jr.
General Counsel

Date: January 10, 2020